Filed pursuant to Rule 424(b)(3)
Registration No. 333-283479

PROSPECTUS

CHENIERE ENERGY PARTNERS, L.P.

Offer to exchange up to

$1,200,000,000 of 5.750% Senior Notes due 2034

(CUSIP No. 16411Q AS0)

that have been registered under the Securities Act of 1933

for

$1,200,000,000 of 5.750% Senior Notes due 2034

(CUSIP Nos. 16411Q AR2 and U16353 AG6)

that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK

CITY TIME, ON JANUARY 10, 2025, UNLESS WE EXTEND IT

Terms of the Exchange Offer:

•

We are offering to exchange up to $1.2 billion aggregate principal amount of registered 5.750% Senior Notes due 2034 (CUSIP No. 16411Q AS0) (the “New Notes”) for any and all of our $1.2 billion aggregate principal amount of unregistered 5.750% Senior Notes due 2034 (CUSIP Nos. 16411Q AR2 and U16353 AG6) (the “Old Notes” and together with the New Notes, the “notes”) that were issued on May 22, 2024.

•	We will exchange all outstanding Old Notes that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

•

The terms of the New Notes will be substantially identical to those of the outstanding Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.

•	The exchange of Old Notes for New Notes should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•

The Old Notes are, and the New Notes will be, jointly and severally guaranteed by Cheniere Energy Investments, LLC, Sabine Pass LNG-GP, LLC, Sabine Pass LNG, L.P., Sabine Pass Tug Services, LLC, Cheniere Creole Trail Pipeline, L.P., and Cheniere Pipeline GP Interests, LLC, which are the same entities that guarantee the CQP Revolving Credit Facility (as defined herein) from time to time.

•	There is no established trading market for the New Notes or the Old Notes.

•	We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation through any quotation system.

Please read “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider prior to tendering your outstanding Old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and the Subsidiary Guarantors have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please Read “Plan of Distribution.”

The date of this prospectus is December 11, 2024.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Corporate Secretary, Cheniere Energy Partners, L.P., 845 Texas Avenue, Suite 1250, Houston, Texas 77002 (telephone number (713) 375-5000).

In order to ensure timely delivery of this information, any request should be made by January 3, 2025, five business days prior to the expiration date of the exchange offer.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, referred to in this prospectus as the SEC. No person has been authorized to give any information or any representation concerning us or the exchange offer (other than as contained in this prospectus or the related letter of transmittal) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and other reports with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We will provide you upon request, without charge, a copy of the notes and the indenture governing the notes. You may request copies of these documents by contacting us at:

Cheniere Energy Partners, L.P.

Attention: Investor Relations Department

845 Texas Avenue, Suite 1250

Houston, Texas, 77002

(713) 375-5000

We also make all periodic and other information filed or furnished with the SEC available, free of charge, on our website at www.cheniere.com as soon as reasonably practicable after such information is electronically filed with or furnished to the SEC. Except as otherwise set forth herein, information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date the registration statement of which this prospectus forms a part was filed and prior to the effectiveness of such registration statement and until this offering is completed will be deemed to be incorporated by reference in this prospectus and will be a part of this prospectus from the date of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 22, 2024;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC on May 3, 2024, August 8, 2024, and October 31, 2024, respectively; and

•

our Current Reports on Form 8-K filed on January  26, 2024, January  31, 2024, April  2, 2024, April  29, 2024, May  9, 2024, May  22, 2024, July  26, 2024, October  3, 2024, October  25, 2024, and November 19, 2024.

These reports contain important information about us, our financial condition and our results of operations.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Cheniere Energy Partners, L.P.

Attention: Investor Relations Department

845 Texas Avenue, Suite 1250

Houston, Texas 77002

(713) 375-5000

PRESENTATION OF INFORMATION

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

In this prospectus, unless the context otherwise requires:

•	Bcf/d means billion cubic feet per day;

•	Bcfe means billion cubic feet equivalent;

•	EPC means engineering, procurement and construction;

•	GAAP means generally accepted accounting principles in the United States;

•	IPM agreement means integrated production marketing agreements in which the gas producer sells to us gas on a global LNG index price, less a fixed liquefaction fee, shipping and other costs

•

LNG means liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state;

•	mtpa means million tonnes per annum;

•	SPA means an LNG sale and purchase agreement; and

•	Train means an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference herein, contains certain statements that are, or may be deemed to be, “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein or incorporated herein by reference are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•	statements regarding our ability to pay interest, premium, if any, and principal on the notes;

•	statements regarding our expected receipt of cash distributions from SPLNG, SPL or CTPL (each as defined herein);

•

statements that we expect to commence or complete construction of our proposed LNG terminal, liquefaction facility, pipeline facility or other projects, or any expansions or portions thereof, by certain dates, or at all;

•

statements regarding future levels of domestic and international natural gas production, supply or consumption or future levels of LNG imports into or exports from North America and other countries worldwide or purchases of natural gas, regardless of the source of such information, or the transportation or other infrastructure or demand for and prices related to natural gas, LNG or other hydrocarbon products;

•	statements regarding any financing transactions or arrangements, or our ability to enter into such transactions;

•	statements regarding our future sources of liquidity and cash requirements;

•

statements relating to the construction of our Trains, including statements concerning the engagement of any EPC contractor or other contractor and the anticipated terms and provisions of any agreement with any EPC or other contractor, and anticipated costs related thereto;

•

statements regarding any SPA or other agreement to be entered into or performed substantially in the future, including any revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification, natural gas liquefaction or storage capacities that are, or may become, subject to contracts;

•	statements regarding counterparties to our commercial contracts, construction contracts and other contracts;

•	statements regarding our planned development and construction of additional Trains, including the financing of such Trains;

•	statements that our Trains, when completed, will have certain characteristics, including amounts of liquefaction capacities;

•

statements regarding our business strategy, our strengths, our business and operation plans or any other plans, forecasts, projections, or objectives, including anticipated revenues, capital expenditures, maintenance and operating costs and cash flows, any or all of which are subject to change;

•	statements relating to our goals, commitments and strategies in relation to environmental matters;

•

statements regarding legislative, governmental, regulatory, administrative or other public body actions, approvals, requirements, permits, applications, filings, investigations, proceedings or decisions; and

•	any other statements that relate to non-historical or future information.

All of these types of statements, other than statements of historical or present facts or conditions, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,”

v

“will,” “could,” “should,” “achieve,” “anticipate,” “believe,” “contemplate,” “continue,” “estimate,” “expect,” “intend,” “plan,” “potential,” “predict,” “project,” “pursue,” “target,” the negative of such terms or other comparable terminology. The forward-looking statements contained or incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe that such estimates are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, assumptions may prove to be inaccurate. We caution that the forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance and that such statements may not be realized or the forward-looking statements or events may not occur. Actual results may differ materially from those anticipated or implied in forward-looking statements as a result of a variety of factors described in this prospectus and in the documents incorporated by reference herein, including those discussed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to update or revise any forward-looking statement or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus for a more complete understanding of our business and the terms of this exchange offer, as well as the tax and other considerations that are important to you in making your investment decision.

As used in this prospectus, the “Partnership,” “CQP,” “we,” “our,” “us” or similar terms refer to Cheniere Energy Partners, L.P. and not any of its subsidiaries. In this prospectus, (i) our “general partner” refers to Cheniere Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership; (ii) “Cheniere” refers to Cheniere Energy, Inc., a Delaware corporation that owns and controls our general partner; (iii) “SPLNG” refers to Sabine Pass LNG, L.P., a Delaware limited partnership and our wholly owned subsidiary; (iv) “SPL” refers to Sabine Pass Liquefaction, LLC, a Delaware limited liability company and our wholly owned subsidiary; and (v) “CTPL” refers to Cheniere Creole Trail Pipeline, L.P., a Delaware limited partnership and our wholly owned subsidiary.

Cheniere Energy Partners, L.P.

Overview

We are a publicly traded Delaware limited partnership formed by Cheniere. We provide clean, secure and affordable LNG to integrated energy companies, utilities and energy trading companies around the world. We aspire to conduct our business in a safe and responsible manner, delivering a reliable, competitive and integrated source of LNG to our customers.

LNG is natural gas (methane) in liquid form. The LNG we produce is shipped all over the world, converted back into natural gas (called “regasification”) and then transported via pipeline to homes and businesses and used as an energy source that is essential for heating, cooking, other industrial uses and back up for intermittent energy sources. Natural gas is a cleaner-burning, abundant and affordable source of energy. When LNG is converted back to natural gas, it can be used instead of coal, which reduces the amount of pollution traditionally produced from burning fossil fuels, like sulfur dioxide and particulate matter that enters the air we breathe. Additionally, compared to coal, it produces significantly fewer carbon emissions. By liquefying natural gas, we are able to reduce its volume by 600 times so that we can load it onto special LNG carriers designed to keep the LNG cold and in liquid form for efficient transport overseas.

We own a natural gas liquefaction and export facility located in Cameron Parish, Louisiana at Sabine Pass (the “Sabine Pass LNG Terminal”), one of the largest LNG production facilities in the world, which has six operational Trains, for a total production capacity of approximately 30 mtpa of LNG (the “Liquefaction Project”). The Sabine Pass LNG Terminal also has operational regasification facilities that include five LNG storage tanks with aggregate capacity of approximately 17 Bcfe and vaporizers with regasification capacity of approximately 4 Bcf/d, as well as three marine berths, two of which can accommodate vessels with nominal capacity of up to 266,000 cubic meters and the third berth which can accommodate vessels with nominal capacity of up to 200,000 cubic meters. We also own a 94-mile natural gas supply pipeline through our subsidiary, CTPL, that interconnects the Sabine Pass LNG Terminal with several large interstate and intrastate pipelines (the “Creole Trail Pipeline”).

Our long-term customer arrangements form the foundation of our business and provide us with significant, stable, long-term cash flows. We have contracted most of our anticipated production capacity under SPAs, in which our customers are generally required to pay a fixed fee with respect to the contracted volumes irrespective of their election to cancel or suspend deliveries of LNG cargoes, and under IPM agreements, in which a gas producer sells natural gas to us on a global LNG or natural gas index price, less a fixed liquefaction fee, shipping and other costs. The SPAs also have a variable fee component, which is generally structured to cover the cost of natural gas purchases, transportation and liquefaction fuel consumed to produce LNG. Since we procure most of our feedstock for LNG production from the U.S., the structure of these contracts helps limit our exposure to fluctuations in U.S. natural gas prices. Through our SPAs and IPM agreement, we have contracted approximately 80% of the total anticipated production from the Liquefaction Project with approximately 14 years of weighted average remaining life as of September 30, 2024, excluding volumes that are contractually subject to additional liquefaction capacity beyond what is currently in construction or operation.

We remain focused on safety, operational excellence and customer satisfaction. Increasing demand for LNG has allowed us to expand our liquefaction infrastructure in a financially disciplined manner. We have increased available liquefaction capacity at our Liquefaction Project as a result of debottlenecking and other optimization projects. We believe these factors provide a foundation for additional growth in our portfolio of customer contracts in the future. We hold a significant land position at the Sabine Pass LNG Terminal, which provides opportunity for further liquefaction capacity expansion. We are developing an expansion adjacent to the Liquefaction Project with a total production capacity of up to approximately 20 mtpa of LNG, inclusive of estimated debottlenecking opportunities (the “SPL Expansion Project”). In February 2024, certain of our subsidiaries submitted an application to the FERC under the Natural Gas Act for authorization to site, construct and operate the SPL Expansion Project, as well as an application to the DOE requesting authorization to export LNG to FTA countries and non-FTA countries, both of which applications exclude debottlenecking. The development of the SPL Expansion Project or other projects, including infrastructure projects in support of natural gas supply and LNG demand, will require, among other things, acceptable commercial and financing arrangements before a positive final investment decision is made.

Principal Executive Offices

Our principal executive offices are located at 845 Texas Avenue, Suite 1250, Houston, Texas 77002, and our telephone number is (713) 375-5000. Our internet address is www.cheniere.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Our Ownership and Organizational Structure

The following diagram depicts our abbreviated organizational structure as of September 30, 2024, including our ownership of certain subsidiaries, and the references to these entities used in this prospectus:

*	Guarantors

The Exchange Offer

On May 22, 2024, we completed a private offering of $1.2 billion aggregate principal amount of the Old Notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offer no later than 360 days after the May 22, 2024 private offering. The following is a summary of the exchange offer.

Old Notes	5.750% Senior Notes due 2034, which were issued on May 22, 2024.

New Notes	5.750% Senior Notes due 2034. The terms of the New Notes are substantially identical to the terms of the outstanding Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes.

Exchange Offer	We are offering to exchange up to $1.2 billion aggregate principal amount of our New Notes that have been registered under the Securities Act for an equal amount of our outstanding Old Notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The New Notes will evidence the same debt as the Old Notes for which they are being exchanged and will be issued under, and be entitled to the benefits of, the same indenture that governs the Old Notes. Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because the New Notes will be registered, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their Old Notes accepted in the exchange offer will have no registration rights. The New Notes will have a CUSIP number different from that of any Old Notes that remain outstanding after the completion of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 10, 2025, unless we decide to extend the date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•

tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-entry Transfer.”

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on January 10, 2025 by following the procedures described in this prospectus and the related letter of transmittal. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer in to the exchange agent’s account at DTC, any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, please read “The Exchange Offer—Withdrawal Rights.”

Material U.S. Federal Income Tax Considerations	The exchange of New Notes for Old Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Considerations” for more information regarding the tax considerations to you of the exchange offer.

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed The Bank of New York Mellon as exchange agent for the exchange offer. For the address, telephone number and fax number of the exchange agent, please read “The Exchange Offer—Exchange Agent.”

Resales of New Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate or an affiliate of any of our Subsidiary Guarantors; and

•	you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of New Notes” for more information regarding resales of the New Notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register your Old Notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your Old Notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of Failure to Exchange Old Notes” and “Description of Notes.”

Terms of the New Notes

The terms of the New Notes will be substantially identical to the terms of the Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes. As a result, the New Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and additional interest provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes for which they are being exchanged. The New Notes are governed by the same indenture as that which governs the Old Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. For a more complete understanding of the New Notes, please refer to the section in this prospectus entitled “Description of Notes.” When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the Old Notes and the New Notes.

Issuer	Cheniere Energy Partners, L.P.

Notes Offered	$1,200,000,000 aggregate principal amount of 5.750% Senior Notes due 2034.

Maturity Date	August 15, 2034.

Interest Rate	5.750% per year (calculated using a 360-day year).

Interest Payment Dates	We will pay interest on the New Notes semi-annually, in cash in arrears, on February 15 and August 15 of each year, commencing February 15, 2025.

Ranking of the Notes	The New Notes will not be secured. The New Notes will:

•

rank senior in right of payment to all of our future obligations that are expressly subordinated in right of payment to the notes and equally in right of payment with all of our existing and future senior obligations that are not so subordinated;

•	be effectively subordinated to all of our future secured debt to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all liabilities and preferred equity of our subsidiaries that are not Subsidiary Guarantors.

As of September 30, 2024, (i) we and our Subsidiary Guarantors had $6.8 billion of indebtedness outstanding (before unamortized discount and debt issuance costs, net), none of which is secured, and (ii) our non-guarantor subsidiaries had approximately $8.8 billion of indebtedness outstanding (before unamortized discount and debt issuance costs, net), all of which is structurally senior to the New Notes. As of September 30, 2024, we had $1.0 billion of available commitments under the CQP Revolving Credit Facility.

Subsidiary Guarantees	The New Notes will be jointly and severally guaranteed by each of our subsidiaries that guarantee the CQP Revolving Credit Facility from time to time. Currently, the New Notes will be guaranteed by Cheniere Energy Investments, LLC, Sabine Pass LNG-GP, LLC, Sabine Pass LNG, L.P., Sabine Pass Tug Services, LLC, Cheniere Creole Trail Pipeline, L.P., and Cheniere Pipeline GP Interests, LLC (collectively, the “Subsidiary Guarantors”). See “Description of Notes—Subsidiary Guarantees.”

Ranking of the Guarantees	The guarantee of each Subsidiary Guarantor in respect of the New Notes will:

•

rank senior in right of payment to all of such Subsidiary Guarantor’s future obligations that are expressly subordinated in right of payment to such guarantee and equally in right of payment with all of such Subsidiary Guarantor’s existing and future senior obligations that are not so subordinated;

•	be effectively subordinated to all of such Subsidiary Guarantor’s future secured debt to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all liabilities and preferred equity of the non-guarantor subsidiaries of such Subsidiary Guarantor.

Optional Redemption	The New Notes will be redeemable at our option in whole or in part at any time or from time to time (i) prior to the date that is six months prior to the maturity date of the New Notes, at a redemption price equal to the applicable “make-whole” price described under “Description of Notes—Optional Redemption” and (ii) on and after the date that is six months prior to the maturity date of the New Notes, at a redemption price equal to 100% of the principal amount of the New Notes redeemed, plus, in either case, accrued and unpaid interest to the redemption date. See “Description of Notes— Optional Redemption.”

Change of Control	If a change of control triggering event occurs, each holder of the notes may require us to repurchase all or a portion of the holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of settlement. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Certain Covenants	The indenture governing the New Notes, among other things, limits our and the Subsidiary Guarantors’ ability to:

•	create liens or other encumbrances;

•	enter into sale-leaseback transactions; and

•	merge or consolidate with another entity or sell all or substantially all of our assets.

These covenants are subject to a number of important qualifications and exceptions which are described in “Description of Notes—Covenants.”

Risk Factors	You should carefully consider the information under “Risk Factors” in this prospectus, the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2023 incorporated by reference herein, and all other information included or incorporated by reference in this prospectus, before deciding to participate in the exchange offer.

RISK FACTORS

Before deciding to participate in the exchange offer, you should carefully consider the risks and uncertainties described below as well as the risk factors contained in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings made with the SEC. The risk factors included or incorporated by reference herein are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates or expectations contained in our forward-looking statements. We may encounter risks in addition to those included or incorporated by reference herein. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, premium, if any, and principal on the New Notes.

Risks Relating to the Exchange Offer and the New Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. Please read “The Exchange Offer— Procedures for Tendering” and “Description of Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. For further information regarding the consequences of not tendering your Old Notes in the exchange offer, please read “The Exchange Offer— Consequences of Failure to Exchange Old Notes.”

Some holders who exchange their Old Notes may be deemed to be underwriters and must deliver a prospectus in connection with resales of the New Notes.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume or indemnify such a holder against this liability.

Our substantial indebtedness could adversely affect our financial health, limit our ability to compete and prevent us from fulfilling our obligations under the notes.

As of September 30, 2024, we had approximately $15.6 billion of total debt outstanding on a consolidated basis (before unamortized discount and debt issuance costs, net), excluding $766 million of available commitments and $234 million aggregate outstanding letters of credit under the SPL Revolving Credit Facility and $1.0 billion of available commitments under the CQP Revolving Credit Facility. Our substantial indebtedness could have important consequences. For example, it may:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

•	limit our ability to enter into long-term revenue contracts that require credit support;

•

limit our ability to respond to changing business, governmental regulation and economic conditions and to withstand competitive pressures, general economic and industry conditions or a downturn in our business;

•

require a substantial portion of our cash flow from operations to be used for debt payments and reduce our ability to use cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	place us at a competitive disadvantage relative to companies that have less indebtedness; and

•	limit our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all.

The terms of our and our subsidiaries’ indebtedness may permit us and our subsidiaries to incur substantial additional indebtedness in the future. If we or our subsidiaries incur additional indebtedness in the future, the related risks could intensify.

We may issue additional notes.

Under the terms of the indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the outstanding notes of that series, form a single series with such notes and have the same terms (except for the issue date, issue price and, in some cases, the initial interest accrual date and the first interest payment date, as described under “Description of Notes—Interest”) as such notes. If the additional notes, if any, are not fungible with the New Notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

The indenture governing the notes contains, and the agreements governing our other indebtedness contain, covenants that significantly restrict our operations. The failure to comply with such restrictive covenants could accelerate repayment obligations under our indebtedness.

The indenture governing the notes contains, and the agreements governing our other indebtedness contain, covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business, including restricting our ability to finance future operations and capital needs and limiting our ability to engage in other business activities. See “Description of Other Indebtedness.”

Furthermore, any additional financing arrangements we or our operating subsidiaries enter into may contain similar or additional restrictive covenants. Failure to maintain compliance with the covenants contained in existing and future financial agreements could constitute a default which could accelerate the payment of any amounts outstanding under such agreements.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future.

This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient cash flow from operations and we cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

Our ability to refinance our indebtedness depends on many factors beyond our control.

We will likely need to refinance all or a portion of our indebtedness on or before maturity. Our ability to refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time and could be limited by restrictive covenants in our existing debt agreements. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

A significant amount of our operations are conducted through our subsidiaries. As a result, we depend upon their earnings and cash flows to service our indebtedness (including the notes) and finance our ongoing operations. Certain of our subsidiaries’ and other affiliates’ debt and other agreements may restrict their ability to pay dividends, make distributions, or otherwise transfer funds to us prior to the payment of their other obligations, including their outstanding debt, operating expenses, lease payments and reserves, or during the existence of a default. Furthermore, our subsidiaries will be permitted under the terms of the indenture governing the notes and the agreements governing our other indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the indebtedness of our subsidiaries and other affiliates will permit them to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. Additionally, legal constraints, such as a lack of retained earnings or the solvency of our subsidiaries and other affiliates may also limit the amounts they can distribute to us. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

The notes are structurally subordinated to all liabilities of any non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of any of our subsidiaries that do not guarantee the notes, including indebtedness of SPL and Sabine Pass LNG-LP, LLC. Any non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by loans, distributions or other payments. Any right that we or the Subsidiary Guarantors have to receive any assets of any such non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of any of those subsidiaries’ assets, is structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any such non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2024, our non-guarantor subsidiaries had approximately $8.8 billion of indebtedness outstanding (before unamortized discount and debt issuance costs, net). See “Description of Notes—Subsidiary Guarantees.”

Your right to receive payments under the notes and the guarantees thereof are effectively subordinated to our and our Subsidiary Guarantors’ secured debt.

The notes are effectively subordinated to any secured debt we or the Subsidiary Guarantors may incur to the extent of the value of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us or the Subsidiary Guarantors, such assets which serve as collateral for such other secured debt will be utilized to satisfy the obligations under such secured debt before any payments are made on the notes and any of our and the Subsidiary Guarantors’ other unsecured obligations.

A subsidiary will be released from its guarantee of the notes if it is released from its guarantee of the CQP Revolving Credit Facility.

The notes are guaranteed by each of our subsidiaries that guarantees the CQP Revolving Credit Facility from time to time. Accordingly, if a subsidiary is released from its guarantee of the CQP Revolving Credit Facility, such subsidiary will also be released from its guarantee of the notes. See “Description of Other Indebtedness—CQP Credit Facilities” and “Description of Notes—Subsidiary Guarantees.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the Subsidiary Guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary’s guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.

Upon the occurrence of a change of control, which is followed by a ratings decline within 90 days of the earlier of the change of control and public notice thereof, the indenture governing the notes requires us to make an offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and liquidated damages, if any) to, but not including, the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under the CQP Revolving Credit Facility may not allow us to repurchase the notes upon a change of control. If we could not refinance the CQP Revolving Credit Facility or otherwise obtain a waiver from the lenders thereunder, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. Because the definition of change of control under the CQP Revolving Credit Facility differs from that under the indenture that governs the notes, there may be a change of control and resulting default under the CQP Revolving Credit Facility at a time when no change of control has occurred under the indenture. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Your ability to resell the New Notes may be limited by a number of factors and prices for the New Notes may be volatile.

The New Notes will be a new class of securities for which there currently is no established market, and no active or liquid trading market may develop for the New Notes. If no active trading market develops, you may not be able to resell your New Notes at favorable prices or at all. We do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

The credit ratings of the New Notes may be lowered or withdrawn.

The credit ratings of the New Notes are limited in scope and do not address all of the risks of investing in the New Notes. There can be no assurance that the credit ratings will not be lowered, suspended or withdrawn entirely by any rating agency. A credit rating is not a recommendation to buy, sell or hold a New Note. Changes in, or suspension or withdrawal of, a credit rating could significantly impact the trading price or liquidity of the New Notes.

Changes in our credit rating could adversely affect the market price or liquidity of the New Notes.

Credit rating agencies continually revise their ratings for the companies that they follow. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their initial ratings on the New Notes. A negative change in our ratings could have an adverse effect on the trading price or liquidity of the New Notes.

Redemption may adversely affect your return on the New Notes.

The New Notes are redeemable at our option and, therefore, we may choose to redeem the New Notes at times when prevailing interest rates are relatively low. As a result, if we were to decide to redeem the New Notes prior to the maturity date, you may not obtain your expected return on the New Notes and may not be able to reinvest the proceeds received from any such redemption of the New Notes in a comparable security at an interest rate as high as the interest rate on your New Notes being redeemed. In addition, our right to redeem the New Notes prior to the maturity date may affect the market value of the New Notes at any time when potential purchasers believe we are likely to redeem the New Notes.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for federal income tax purposes, or otherwise subject us to entity-level taxation, it could substantially reduce the amount of cash available for payment of principal and interest on the New Notes.

If we were treated as a corporation for federal income tax purposes, we would be subject to federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and would likely also be subject to state income tax at varying rates. Treatment of us as a corporation would result in a material reduction in our anticipated cash flow, which could materially and adversely affect our ability to make payments on the New Notes.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Members of Congress frequently propose and consider substantive changes to the existing federal income tax laws that would affect publicly traded partnerships, including proposals that would eliminate our ability to qualify for partnership tax treatment. We are unable to predict whether any such changes or any other proposals will ultimately be enacted. Moreover, any changes to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Any such changes could negatively impact our ability to make payments on the New Notes. At the state level, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes could substantially reduce the cash available to make payments on the New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the Old Notes. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive, in exchange, outstanding Old Notes in like principal amount. We will cancel all of the Old Notes surrendered in exchange for New Notes in the exchange offer. As a result, the issuance of the New Notes will not result in any increase or decrease in our indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our material outstanding indebtedness. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments and agreements described.

CQP Revolving Credit Facility

In June 2023, we entered into a $1.0 billion revolving credit facility (the “CQP Revolving Credit Facility”). The CQP Revolving Credit Facility refinanced and replaced CQP’s previous revolving credit facility, dated as of May 29, 2019, to, among other things, (i) extend the maturity date thereunder, (ii) reduce the interest rate and commitment fees applicable thereunder, and (iii) make certain other changes to the terms and conditions contained in the previous revolving credit facility. The CQP Revolving Credit Facility will be used for general corporate purposes, and the CQP Revolving Credit Facility is also available for the issuance of letters of credit. As of September 30, 2024, we had $1.0 billion of available commitments and no letters of credit issued or loans outstanding under the CQP Revolving Credit Facility. CQP may, from time to time, request increases to the commitments under the CQP Revolving Credit Facility of up to $1.0 billion.

The CQP Revolving Credit Facility matures on June 23, 2028. Any outstanding balance may be repaid, in whole or in part, at any time without premium or penalty, except for interest rate breakage costs. The CQP Revolving Credit Facility contains customary conditions precedent for extensions of credit, as well as customary affirmative and negative covenants.

The CQP Revolving Credit Facility is jointly, severally and unconditionally guaranteed by Cheniere Energy Investments, LLC, SPLNG, CTPL, Sabine Pass LNG-GP, LLC, Sabine Pass Tug Services, LLC, Cheniere Pipeline GP Interests, LLC and each other subsidiary of CQP that accedes to the CQP Revolving Credit Facility from time to time.

CQP Senior Notes

As of September 30, 2024, we had the following series of notes outstanding (collectively, the “Existing CQP Notes”):

•	$1.5 billion in aggregate principal amount of 4.500% Senior Notes due 2029 (the “CQP 2029 Notes”);

•	$1.5 billion in aggregate principal amount of 4.000% Senior Notes due 2031 (the “CQP 2031 Notes”);

•	$1.2 billion in aggregate principal amount of 3.25% Senior Notes due 2032 (the “CQP 2032 Notes”);

•	$1.4 billion in aggregate principal amount of 5.950% Senior Notes due 2033 (the “CQP 2033 Notes”); and

•	$1.2 billion in aggregate principal amount of Old Notes.

All of the Existing CQP Notes are currently jointly and severally guaranteed by the same subsidiaries that guarantee the CQP Revolving Credit Facility. Any future subsidiaries who guarantee Material Indebtedness (as defined in the indenture governing the applicable Existing CQP Notes) incurred by CQP will be required to guarantee each series of Existing CQP Notes other than the CQP 2033 Notes and the Old Notes, and any future subsidiaries who guarantee the CQP Revolving Credit Facility from time to time will be required to guarantee the CQP 2033 Notes and the Old Notes (collectively, the “CQP Guarantors”). The Existing CQP Notes are our senior obligations, ranking equally in right of payment with our other existing and future unsubordinated debt and senior in right of payment to any of our future subordinated debt. In the event that the aggregate amount of our secured debt and the secured debt of the CQP Guarantors (other than the Existing CQP Notes or any other series of notes issued under the CQP base indenture) outstanding at any one time exceeds the greater of (1) $1.5 billion and (2) 10% of net tangible assets, each series of Existing CQP Notes other than the CQP 2033 Notes and the Old Notes will become secured by a first-priority lien (subject to permitted encumbrances) on substantially all of our existing and future tangible and intangible assets and our rights and the rights of the CQP Guarantors and equity interests in the CQP Guarantors. The liens securing the Existing CQP Notes, if applicable, will be shared equally and ratably (subject to permitted liens) with the holders of any other senior secured obligations. We may, at any time, redeem all or part of the Existing CQP Notes at specified prices set forth in the respective indentures governing the Existing CQP Notes, plus accrued and unpaid interest, if any, to the date of redemption.

SPL Revolving Credit Facility

In June 2023, SPL entered into a $1.0 billion revolving credit facility (the “SPL Revolving Credit Facility”). The SPL Revolving Credit Facility refinanced and replaced SPL’s previous revolving credit facility, dated as of March 19, 2020, to, among other things, (i) extend the maturity date thereunder, (ii) reduce the interest rate and commitment fees applicable thereunder, and (iii) make certain other changes to the terms and conditions contained in the previous revolving credit facility. The SPL Revolving Credit Facility will be used for general corporate purposes for SPL and/or its future subsidiaries. As of September 30, 2024, SPL had $766 million of available commitments, $234 million aggregate amount of issued letters of credit and no outstanding borrowings under the SPL Revolving Credit Facility. SPL may, from time to time, request increases to the commitments under the SPL Revolving Credit Facility of up to $1.0 billion.

The SPL Revolving Credit Facility matures on June 23, 2028. The SPL Revolving Credit Facility contains customary conditions precedent for extensions of credit, as well as customary affirmative and negative covenants. SPL’s obligations under the SPL Revolving Credit Facility are secured by substantially all of the assets of SPL as well as a pledge of all of SPL’s and certain future subsidiaries’ membership interests by a first-priority lien on a pari passu basis with the SPL Notes.

SPL Senior Secured Notes

As of September 30, 2024, SPL had the following senior notes outstanding (collectively, the “SPL Notes”):

•	$0.650 billion in aggregate principal amount of 5.625% Senior Secured Notes due 2025 (the “SPL 2025 Notes”);

•	$1.5 billion in aggregate principal amount of 5.875% Senior Secured Notes due 2026;

•	$1.5 billion in aggregate principal amount of 5.00% Senior Secured Notes due 2027;

•	$1.35 billion in aggregate principal amount of 4.200% Senior Secured Notes due 2028;

•	$2.0 billion in aggregate principal amount of 4.500% Senior Secured Notes due 2030;

•	$0.430 billion in aggregate principal amount of 5.900% Senior Secured Amortizing Notes due 2037 (the “SPL 2037 Amortizing Notes”); and

•	$1.3518 billion in aggregate principal amount of amortizing Senior Secured Notes due 2037 (the “SPL Private Placement Notes”).

The SPL Notes are senior secured obligations of SPL, ranking equally in right of payment with SPL’s other existing and future senior debt and secured by the same collateral, and senior in right of payment to any of its future subordinated debt. Subject to permitted liens, the SPL Notes are secured on a pari passu first-priority basis by a security interest in all of the membership interests in SPL and substantially all of SPL’s assets. SPL may, at any time, redeem all or part of the SPL Notes at specified prices set forth in the respective indentures governing the SPL Notes, plus accrued and unpaid interest, if any, to the date of redemption. The SPL 2037 Amortizing Notes and each series of the SPL Private Placement Notes are fully amortizing according to a fixed amortization schedule, as set forth in the respective indentures.

The indentures governing the SPL Notes contain customary terms and events of default and certain covenants that, among other things, may limit SPL’s ability to make certain investments or pay dividends or distributions. SPL is restricted from making distributions under the indentures governing the SPL Notes generally until, among other requirements, appropriate reserves have been established for debt service using cash or letters of credit and a historical debt service coverage ratio and projected debt service coverage ratio of at least 1.25:1:00 is satisfied.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On May 22, 2024, we sold $1.2 billion aggregate principal amount of the Old Notes in a private placement. The Old Notes were sold to the initial purchasers who in turn resold the Old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act and to certain non-U.S. persons within the meaning of Regulation S under the Securities Act.

In connection with the sale of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the Old Notes for the New Notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the New Notes in exchange for the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes (1) have been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of Notes” for more information on the terms of the New Notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC, who desires to deliver such Old Notes by book-entry transfer at DTC.

We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

•	In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving New Notes from you has, any arrangement or understanding with any person to participate in the distribution of the New Notes;

•	you are not one of our or our Subsidiary Guarantors’ “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes acquired as a result of market-making or other trading activities, you may be a statutory underwriter and will deliver a prospectus in connection with any resale of the New Notes.

Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes that are properly tendered at or before the expiration time and not properly withdrawn as permitted below. As of the date of this prospectus, $1.2 billion aggregate principal amount of the Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of Old Notes known to us. Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Old Notes except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act;

•	will not contain the registration rights contained in the Old Notes; and

•	will not contain the liquidated damages provisions relating to the Old Notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m., New York City time, on January 10, 2025. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date at which the exchange offer expires, after any extension by us (if applicable). If we decide to extend the exchange offer period, we will then delay acceptance of any Old Notes by giving oral or written notice of an extension to the holders of Old Notes as described below. During any extension period, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned promptly to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer period following notice of the material change. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

A tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if Old Notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 5:00 p.m., New York City time, on January 10, 2025 will be disregarded and of no effect.

In addition, you must:

•	deliver certificates, if any, for the Old Notes to the exchange agent at or before the expiration time; or

•

deliver a timely confirmation of the book-entry transfer of the Old Notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Old Notes must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate or an affiliate of any of our Subsidiary Guarantors, the New Notes are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes, and each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No Old Notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all Old Notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account. The tender by a holder of Old Notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Although we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any Old Notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-entry Transfer

The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of

Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of New Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of Old Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular Old Note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Old Notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all Old Notes properly tendered. We will issue the New Notes promptly after the expiration time. For purposes of an exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each Old Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to that of the surrendered Old Note. Under the registration rights agreement, we may be required to make additional payments of interest to the holders of the Old Notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of New Notes for Old Notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the Old Notes, or a timely book-entry confirmation of the Old Notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned promptly without expense to the tendering holder of the Old Notes. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Interest Payments on the New Notes

The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes for which they were exchanged, or if interest has not been paid in respect of the Old Notes, then from the date the Old Notes were first issued. Accordingly, registered holders of the New Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the date the Old Notes were issued or, if interest has already been paid on the Old Notes, the most recent interest payment date on the Old Notes. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, and upon the consummation of the exchange offer, no amount will be paid in respect of previously accrued interest on the Old Notes that are exchanged for New Notes.

Withdrawal Rights

Tender of Old Notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to Old Notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand or overnight by courier at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including certificate numbers and principal amount of the Old Notes;

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Old Notes are registered, if different from that of the depositor.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Old Notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes.

Any Old Notes properly withdrawn will be deemed not to have been validly tendered for exchange. New Notes will not be issued in exchange unless the Old Notes so withdrawn are validly re-tendered.

Properly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval is deemed necessary for the consummation of the exchange offer; or

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which makes it inadvisable to proceed with the exchange offer, with the acceptance of Old Notes for exchange or with the exchange of Old Notes for New Notes.

If we reasonably determine that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered Old Notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered Old Notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the waiver and the manner of disclosure to the registered holders, we may extend the exchange offer for a period of five business days, if the exchange offer would otherwise expire during the five business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	the holders are not “affiliates” of ours or of any of our Subsidiary Guarantors within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Old Notes for New Notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or any of our Subsidiary Guarantors or who intends to participate in the exchange offer for the purpose of distributing New Notes or any broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of New Notes received in exchange for Old Notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the exchange offer.

In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the New Notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of New Notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer.

Questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Email	By Telephone

CT_REORG_UNIT_INQUIRIES@bnymellon.com	(315) 414-3349

All executed letters of transmittal and any other required documents should be delivered to the exchange agent at the address set forth below.

By Hand or Overnight Delivery	By Facsimile Transmission
(eligible institutions only):

The Bank of New York Mellon Corporate Trust 500 Ross Street, Suite 625 Pittsburgh, PA 15262	Fax: (732) 667-9408
Attn: CT-Reorg Joseph Felicia	To Confirm by Telephone: (713) 483-6521

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange Old Notes

Holders who desire to tender their Old Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

Old Notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Old Notes and the existing restrictions on transfer set forth in the legend on the Old Notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of Old Notes, we will have no further obligation to provide for the registration under the Securities Act of such Old Notes. In general, Old Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the Old Notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the Old Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the New Notes issued in the exchange offer, any Old Notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs associated with the exchange offer will be expensed as incurred.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF NOTES

In this Description of Notes, the terms “CQP,” “Issuer,” “we,” “us” and “our” refer only to Cheniere Energy Partners, L.P. and not to any of its Subsidiaries or Affiliates. The registered holder of a note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders have rights under the indenture. You can find the definitions of various terms used in this description under “—Definitions” below.

CQP issued the Old Notes pursuant to an indenture, dated as of September 18, 2017, between CQP and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the ninth supplemental indenture dated May 22, 2024 (collectively, the “indenture”). The terms of the notes include those set forth in the indenture.

The following description is a summary of the material terms of the indenture. It does not, however, restate the indenture in its entirety. You should read the indenture because it contains additional information and because it, and not this description, defines your rights as a Holder. Copies of the indenture have been filed with the SEC and will be made available as set forth below under “Where You Can Find More Information.” The following description also includes a summary of the Subsidiary Guarantors.

General

CQP issued $1,200,000,000 in aggregate principal amount of its Old Notes. The notes mature on August 15, 2034 and are issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes constitute a series of debt securities under the indenture. CQP may from time to time, without notice to or consent of the Holders, create and issue additional notes under the indenture. Such additional notes will have the same terms and conditions as the notes offered hereby, except for the issue price and the issue date and, potentially, the first date from which interest will accrue and the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes; provided, however, a separate CUSIP or ISIN will be issued for additional notes unless the notes exchanged in this offering and such additional notes are treated as fungible for U.S. federal income tax purposes. Debt securities issued under the indenture that differ with respect to maturity date, interest rate, optional redemption provisions, other terms and conditions or otherwise from the notes will constitute a different series from the notes. The indenture does not limit the amount of debt securities CQP may issue under the indenture from time to time in one or more series.

Interest

Interest on the notes accrues at an annual rate of 5.750% from and including the Issue Date. CQP will pay interest on the notes in cash semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2025. CQP will make interest payments to the Holders of record at the close of business on February 1 or August 1, as applicable, before the interest payment date.

Interest on the notes accrues from the date of original issuance. Interest is computed on the basis of a 360-day year comprising twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent and registrar, unless CQP elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar

Initially, the Trustee is acting as paying agent and registrar for the notes. CQP may change the paying agent or registrar for the notes without prior notice to the Holders, and CQP or any of the Subsidiaries may act as paying agent or registrar.

The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and CQP may require a Holder to pay any taxes and fees required by law or permitted by the indenture. CQP will not be required to transfer or exchange any note (or portion of a note) selected for redemption. In addition, CQP will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes are guaranteed by each of CQP’s Subsidiaries that guarantee the Credit Agreement from time to time. If at any time following the Issue Date, any Subsidiary of CQP is required to guarantee the notes, then within 60 days after such time, CQP will cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture to the indenture in a form satisfactory to the Trustee pursuant to which such Subsidiary will guarantee all obligations of CQP with respect to the notes on the terms provided for in the indenture. The Subsidiary Guarantees are joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Subsidiary Guarantee of any Subsidiary Guarantor will be unconditionally released:

•

automatically upon any direct or indirect sale, transfer or other disposition, whether by way of merger or otherwise, to any Person that is not a Subsidiary of CQP, of (a) all of the Capital Stock of such Subsidiary Guarantor or (b) all or substantially all the assets of such Subsidiary Guarantor, in each case, if such sale, transfer or other disposition, is made in compliance with the applicable provisions of the indenture;

•

upon the liquidation or dissolution of such Subsidiary Guarantor or the merger of such Subsidiary Guarantor into CQP or another Subsidiary Guarantor; provided that such merger is made in compliance with the applicable provisions of the indenture;

•

following delivery by CQP to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from its guarantee of CQP’s obligations under the Credit Agreement, see “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—A subsidiary will be released from its guarantee of the notes if it is released from its guarantee of the CQP Revolving Credit Facility”; or

•	upon legal or covenant defeasance or satisfaction and discharge of the indenture with respect to the notes as provided below under the caption “—Defeasance and Discharge.”

Ranking

The New Notes will:

•	be general, unsecured obligations of CQP;

•

rank senior in right of payment to all future obligations of CQP that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future obligations of CQP that are not so subordinated;

•	be effectively subordinated to any secured debt of CQP to the extent of the collateral securing such debt;

•	be structurally subordinated to all liabilities and preferred equity of Subsidiaries of CQP that are not Subsidiary Guarantors; and

•	be guaranteed by each Subsidiary of CQP that is or in the future becomes a Subsidiary Guarantor.

As of September 30, 2024, CQP’s non-guarantor Subsidiaries had approximately $8.8 billion of indebtedness outstanding (before unamortized discount and debt issuance costs, net), all of which is structurally senior to the notes.

Optional Redemption

At any time or from time to time prior to February 15, 2034 (six months prior to the maturity date of the notes) (the “Par Call Date”), CQP may, at its option, redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price. “Make-Whole Price,” with respect to any notes to be redeemed, means an amount equal to the greater of:

(1)	100% of the principal amount of such notes; and

(2)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On and after the Par Call Date, CQP may redeem the notes at its option, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date.

If an optional redemption date is on or after a record date and on or before the related interest payment date, accrued and unpaid interest on the notes to be redeemed will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose notes are subject to redemption.

“Treasury Rate” means, with respect to any redemption date, the yield determined by CQP in accordance with the following two paragraphs.

The Treasury Rate shall be determined by CQP after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, CQP shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date, H.15 TCM is no longer published, CQP shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the third business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, CQP shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, CQP shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro-rata basis, by lot or by such other manner as the Trustee deems fair and appropriate unless otherwise required by law or applicable stock exchange requirements. No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail, or delivered electronically if the notes are held at DTC, at least 10 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed, or delivered electronically if the notes are held at DTC, more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

Any redemption and notice of redemption may, at CQP’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in CQP’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in CQP’s discretion if in CQP’s good faith judgment any or all of such conditions will not be satisfied or waived.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Subject to any condition specified, notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption, unless CQP defaults in making the redemption payment.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

CQP may at any time and from time to time purchase notes in the open market or otherwise. CQP is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under the caption “—Offer to Repurchase Upon Change of Control Triggering Event.”

Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require CQP to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, CQP will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of notes on the relevant record date to receive interest, if any, due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, CQP will mail, or deliver electronically if the notes are held at DTC, a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or electronically delivered, pursuant to the procedures required by the indenture and described in such notice. CQP will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, CQP will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, CQP will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by CQP.

The paying agent will promptly mail, or deliver electronically if the notes are held at DTC, to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless CQP defaults in making the Change of Control Payment. CQP will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described herein that require CQP to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that CQP repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

CQP will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by CQP and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” all conditions to any such redemption have been satisfied or waived, unless and until there is a default in payment of the Change of Control Payment. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer. Notes repurchased by CQP pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at CQP’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes tender and do not withdraw such notes in a Change of Control Offer and CQP, or any third party making a Change of Control Offer in lieu of CQP as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such offer and accordingly, CQP or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

The occurrence of certain change of control events identified in the Credit Agreement constitutes a default under the Credit Agreement. Any future credit facilities or other agreements relating to the Indebtedness to which CQP becomes a party may contain similar provisions. If a Change of Control Triggering Event were to occur, CQP may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by Holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreement or other agreements relating to Indebtedness, if accelerated. The failure of CQP to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the indenture and will otherwise give the Trustee and the Holders of notes the rights described under “—Events of Default and Remedies.” See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CQP and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require CQP to repurchase such Holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CQP and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Covenants

Limitations on Liens

CQP will not, nor will it permit any Subsidiary Guarantor to, create, assume or incur any Lien (other than any Permitted Lien) upon any Principal Property, whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness of CQP or a Subsidiary Guarantor if, after giving pro forma effect to such creation, assumption or incurrence and the application of the proceeds of such Indebtedness, the outstanding principal amount of all such Indebtedness (other than the notes and any other series of debt securities issued under the indenture) secured by a Lien on any Principal Property, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3) of the first paragraph under the caption “—Covenants—Restriction on Sale-Leasebacks”), is in excess of, the greater of $2.5 billion and 15.0% of Net Tangible Assets, unless, contemporaneously with the creation, assumption or incurrence of such Lien, all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured.

With respect to any Lien securing any Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Restriction on Sale-Leasebacks

CQP will not, and will not permit any Subsidiary Guarantor to, engage in the sale or transfer by CQP or any Subsidiary Guarantor of any Principal Property to a Person (other than CQP or a Subsidiary Guarantor) and the taking back by CQP or such Subsidiary Guarantor, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1)

such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2)	the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; or

(3)

CQP or such Subsidiary Guarantor, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of CQP or any Subsidiary Guarantor that is not Subordinated Indebtedness or (b) the purchase of Principal Property used or to be used in the ordinary course of business of CQP or the Subsidiaries.

Notwithstanding the foregoing, CQP may, and may permit any Subsidiary Guarantor to, effect any Sale-Leaseback Transaction that is not permitted by clauses (1) through (3) of the preceding paragraph; provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate amount of outstanding Indebtedness secured by Liens on Principal Properties (other than Permitted Liens), does not exceed the greater of (x) $2.5 billion and (y) 15.0% of Net Tangible Assets.

Reports

So long as any of the notes are outstanding, CQP will file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that CQP is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

If CQP is not subject to the requirements of such Section 13 or 15(d), CQP shall file with the Trustee, within 15 days after it would have been required to file the same with the SEC, financial statements (including any notes thereto (and with respect to annual reports, an auditors’ report by a firm of established national reputation)) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to that which CQP would have been required to include in such annual reports, information, documents or other reports if CQP had been subject to the requirements of such Section 13 or 15(d).

Any reports, information or documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (or successor thereto) shall be deemed filed with the Trustee as required by this covenant.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including CQP’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer’s certificates).

Merger, Consolidation or Sale of Assets

CQP may not (x) consolidate or merge with or into another Person (regardless of whether CQP is the surviving Person) or (y) directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1)

the Person formed by or resulting from any such consolidation or merger or to which such assets have been sold, leased, assigned, transferred, conveyed or otherwise disposed of (the “Successor Company”) is CQP or expressly assumes by supplemental indenture all of CQP’s obligations under the indenture and the notes;

(2)	the Successor Company is organized under the laws of the United States, any state or commonwealth within the United States or the District of Columbia; and

(3)	immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing.

The Successor Company will be substituted for CQP in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the Successor Company may exercise the rights and powers of CQP under the indenture.

If CQP sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets, it will be released from all obligations under the indenture and the notes, except that no such release will occur in the case of a lease of all or substantially all of its assets. Notwithstanding the foregoing, this “Merger, Consolidation or Sale of Assets” covenant will not apply to (1) a merger or consolidation of CQP with an Affiliate solely for the purpose of organizing CQP in another jurisdiction within, or converting CQP into a corporation governed by the laws of, the United States, any state or commonwealth within the United States or the District of Columbia or (2) any merger or consolidation, or any sale, lease, assignment, transfer, conveyance or other disposition of assets, between or among CQP and the Subsidiary Guarantors.

An event described in clause (y) above shall be subject to the provisions described under the caption “—Merger, Consolidation or Sale of Assets” and shall not constitute an Event of Default if CQP fails to comply with its obligations described under the caption “—Offer to Repurchase Upon Change of Control Triggering Event.”

Subject to the provisions of the indenture governing the release of a Subsidiary Guarantee, no Subsidiary Guarantor will, and CQP will not permit any Subsidiary Guarantor to, (x) consolidate or merge with or into another Person (regardless of whether such Subsidiary Guarantor is the surviving Person) or (y) directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1)

the Person formed by or resulting from any such consolidation or merger or to which such assets have been sold, leased, assigned, transferred, conveyed or otherwise disposed of (the “Successor Person”) is the Subsidiary Guarantor or expressly assumes by supplemental indenture all of the Subsidiary Guarantor’s obligations under the indenture and the Subsidiary Guarantee;

(2)	the Successor Person is organized under the laws of the United States, any state or commonwealth within the United States or the District of Columbia;

(3)	immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(4)

CQP has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, lease, assignment, transfer, conveyance or other disposition complies with the indenture.

If the Subsidiary Guarantor sells, assigns, transfers, conveys or otherwise disposes all or substantially all of its assets, it will be released from all obligations under the indenture and its Subsidiary Guarantee, except that no such release will occur in the case of a lease of all or substantially all of its assets. Notwithstanding the foregoing, this “Merger, Consolidation or Sale of Assets” covenant will not apply to: (1) a merger or consolidation of a Subsidiary Guarantor with an Affiliate solely for the purpose of organizing such Subsidiary Guarantor in another jurisdiction within the United States of America or (2) any merger or consolidation, or any sale, lease, assignment, transfer, conveyance, or other disposition of assets, between or among CQP and the Subsidiary Guarantors.

Events of Default and Remedies

Each of the following is an “Event of Default” under the indenture with respect to the notes:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment of principal or premium, if any, on the notes when due and payable at their stated maturity, upon redemption, by declaration upon required repurchase or otherwise;

(3)

failure by CQP to comply with its other covenants or agreements in the indenture applicable to the notes for 60 days after written notice of default given by the Trustee or the Holders of at least 33 1/3% in aggregate principal amount of the outstanding notes;

(4)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CQP or any Subsidiary other than a Project Finance Subsidiary (or the payment of which is guaranteed by CQP or any of its Subsidiaries other than a Project Finance Subsidiary) if that default both (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) and (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $500.0 million or more;

(5)	certain events of bankruptcy, insolvency or reorganization of CQP or any Subsidiary Guarantor; and

(6)

except as permitted by the indenture, any Subsidiary Guarantee by a Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

An Event of Default for the notes will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture, and an Event of Default for any such other series of debt securities will not necessarily constitute an Event of Default for the notes. Further, an event of default under other indebtedness of CQP or its Subsidiaries will not necessarily constitute a Default or an Event of Default for the notes. If an Event of Default (other than an Event of Default described in clause (5) above with respect to CQP) with respect to the notes occurs and is continuing, the Trustee by notice to CQP, or the Holders of at least 33 1/3% in principal amount of the outstanding notes by notice to CQP and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. The indenture provides that if an Event of Default described in clause (5) above occurs with respect to CQP, the principal of and accrued and unpaid interest on the notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the Trustee or any Holders of notes. However, the effect of such provision may be limited by applicable law. The Holders of a majority in principal amount of the outstanding notes may, by written notice to the Trustee, rescind any acceleration with respect to the notes and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the notes, other than the nonpayment of the principal of and interest on the notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against any cost, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes, unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default with respect to the notes is continuing;

(2)	Holders of at least 33 1/3% in principal amount of the outstanding notes have requested in writing that the Trustee pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

The indenture provides that if a Default with respect to the notes occurs and is continuing and written notice of which is received by a responsible trust office of the Trustee, the Trustee must mail, or deliver electronically if the notes are held at DTC, to each Holder notice of the Default within 90 days after it has knowledge thereof. Except in the case of a Default in the payment of principal of or interest on the notes, the Trustee may withhold such notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders of notes. In addition, CQP is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officer’s certificate as to compliance with all covenants under the indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. Furthermore, CQP is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officer’s certificate specifying any Default or Event of Default, its status and what action CQP is taking or proposes to take in respect thereof.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to CQP and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to have covenanted to provide CQP with such other information as CQP may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position

Representation within five business days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or information provided pursuant to a Verification Covenant required hereunder shall be provided by the beneficial owners of the notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, CQP determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an officer’s certificate stating that CQP has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to the Default relating to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, CQP provides to the Trustee an officer’s certificate stating a court of competent jurisdiction has determined that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, that, notwithstanding the foregoing, any indemnity or security provided by the Directing Holders to the Trustee shall not thereby be invalidated and such obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it, Position Representations, Verification Covenants, officer’s certificate or other documents delivered to it pursuant to the foregoing paragraphs or in accordance with the indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any officer’s certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or stating any remedy. The Trustee shall have no liability to CQP, any Holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether any Holder has delivered a Position Representation or satisfied any Verification Covenant.

With their acquisition of the notes, each Holder and subsequent purchaser of the notes consents to the delivery of its Position Representation by the Trustee to CQP in accordance with the terms of this Section “—Events of Default and Remedies.” Each Holder and subsequent purchaser of the notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes in accordance with this Section “—Events of Default and Remedies,” or arising out of or in connection with following instructions.

CQP hereby waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section “—Events of Default and Remedies,” or arising out of or in connection with following instructions.

For the avoidance of doubt, the Trustee will treat all holders equally with respect to their rights under this Section “— Events of Default and Remedies.” In connection with the requisite percentages required under Section 6.01 of the indenture, the Trustee shall also treat all outstanding notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

CQP hereby confirms that any and all other actions that the Trustee takes or omits to take under this Section “—Events of Default and Remedies” and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by CQP’s indemnification under Section 7.07 of the indenture.

Amendments and Waivers

Except as otherwise provided below, amendments of the indenture or the notes may be made by CQP and the Trustee with the written consent of the Holders of a majority in principal amount of the then outstanding notes of all series affected by such amendment or supplement (acting as one class) (including consents obtained in connection with a tender offer or exchange offer for notes).

However, without the consent of each Holder of an affected note, no amendment may, among other things:

(1)	reduce the percentage in principal amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change the time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)

reduce the premium payable upon the redemption of any note as described above under “—Optional Redemption”; provided, however, that any purchase or repurchase of notes, including pursuant to the covenant described above under the caption “—Offer to Repurchase Upon Change of Control Triggering Event,” shall not be deemed a redemption of the notes;

(5)	make any notes payable in money other than U.S. dollars;

(6)

impair the right of any Holder to receive payment of the principal of and premium, if any, and interest on, such Holder’s note or to institute suit for the enforcement of any payment on or with respect to such Holder’s note; or

(7)	make any change in the amendment and waiver provisions which require each Holder’s consent.

The Holders of a majority in principal amount of the outstanding notes may waive compliance by CQP with certain restrictive covenants on behalf of all Holders (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), including as described under “—Covenants—Limitations on Liens” and “—Covenants—Restriction on Sale-Leasebacks.” In addition, the Holders of a majority in principal amount of the outstanding notes, on behalf of all Holders, may waive any past or existing Default or Event of Default with respect to the notes (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected. A waiver by the holders of any series of debt securities of compliance with a covenant, a Default or an Event of Default will not constitute a waiver of compliance with such covenant or such Default or Event of Default with respect to any other series of debt securities issued under the indenture to which such covenant, Default or Event of Default applies.

Without the consent of any Holder of notes, CQP and the Trustee may amend the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor of the obligations of CQP or any Subsidiary Guarantor under the indenture and the notes;

(3)	establish any Subsidiary Guarantee or to reflect the release of any Subsidiary Guarantor from obligations in respect of its Subsidiary Guarantee, in either case, as provided in the indenture;

(4)	provide for uncertificated notes in addition to or in place of certificated notes;

(5)	secure the notes or any Subsidiary Guarantee;

(6)	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	add to the covenants of CQP or any Subsidiary Guarantor for the benefit of the Holders or surrender any right or power conferred upon CQP or any Subsidiary Guarantor;

(8)	add any additional Events of Default with respect to the notes;

(9)	make any change that does not adversely affect the rights under the indenture of any Holder in any material respect (as determined in good faith by any officer of CQP);

(10)

conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes;

(11)	provide for the issuance of additional notes or other debt securities in accordance with the indenture;

(12)	provide for a successor Trustee in accordance with the provisions of the indenture; and

(13)

supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any debt securities; provided, however, that any such action does not adversely affect the interest of the holders of such series or any other series of notes in any respect.

The consent of the Holders of notes is not necessary under the indenture or the notes to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the Holders under the indenture becomes effective, CQP is required to mail, or deliver electronically if the notes are held at DTC, to all Holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

CQP may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“legal defeasance”), except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest on such notes when such payments are due from the trust referred to below;

(2)

CQP’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and CQP’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the legal defeasance provisions of the indenture.

CQP at any time may terminate its obligations under the covenants described under “—Covenants” (other than “Merger, Consolidation or Sale of Assets”) (“covenant defeasance”). CQP may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If CQP exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. In the event covenant defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) and (5) under the caption “—Events of Default and Remedies,” in each case, will no longer constitute an Event of Default.

If CQP exercises its legal defeasance or covenant defeasance option, any security that may have been granted with respect to the notes will be released.

In order to exercise either defeasance option, CQP must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof sufficient, without reinvestment, to pay the principal, premium, if any, and interest on the notes to redemption or stated maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In addition, CQP may discharge all its obligations under the indenture with respect to the notes, other than its obligation to register the transfer of and exchange of notes, provided that either:

(1)	it delivers all outstanding notes to the Trustee for cancellation; or

(2)

all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption or are to be called for redemption under arrangements satisfactory to the Trustee within one year, and in the case of this clause (2), it has deposited with the Trustee in trust an amount of cash sufficient, without reinvestment, to pay and discharge the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Book-Entry System

The New Notes, like the Old Notes, will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form under certain circumstances. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. CQP takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised CQP that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised CQP that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, CQP and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither CQP, the Trustee nor any agent of CQP or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised CQP that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or CQP. Neither CQP nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and CQP and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised CQP that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither CQP nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)

DTC (a) notifies CQP that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case CQP fails to appoint a successor depositary;

(2)

CQP, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised CQP that, in such event, under its current practices, DTC would notify its Participants of CQP’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC Participant); or

(3)	there will have occurred and be continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated

Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

CQP will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. CQP will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. CQP expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised CQP that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Concerning the Trustee

The indenture contains certain limitations on the right of the Trustee, should it become CQP’s creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the Holders of notes unless they have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities it may incur.

The Bank of New York Mellon is the Trustee under the indenture. The Trustee and its affiliates maintain commercial banking and other relationships with CQP.

Non-Recourse to the General Partners; No Personal Liability of Officers, Directors, Employees or Partners

None of Cheniere Energy Partners GP, LLC, CQP’s general partner, its directors, officers, employees and partners, nor the limited partners of CQP have any personal liability for CQP’s obligations under the indenture or the notes. Each Holder of notes, by accepting a note, waived and released all such liability. The waiver and release were each a part of the consideration for the issuance of the notes.

Separateness

Each Holder of notes, by accepting a note, is deemed to have acknowledged and affirmed (i) the separateness of any non-guarantor Subsidiary from CQP, (ii) that it has purchased the notes from CQP in reliance upon the separateness of such non-guarantor Subsidiary from CQP, (iii) that each such Subsidiary may have assets and liabilities that are separate from those of CQP, (iv) that the indenture and the notes have not been guaranteed by such non-guarantor Subsidiaries or any of their respective Subsidiaries and (v) that, except as other Persons may expressly assume or guarantee the indenture and the notes, the Holders shall look solely to the property and assets of CQP and the Subsidiary Guarantors for the repayment of any amounts payable under the notes and that none of the non-guarantor Subsidiaries or any of their respective Subsidiaries shall be personally liable to the Holders for any amounts payable under the indenture or the notes.

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under direct or indirect common control with” have correlative meanings.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“CEI” means Cheniere Energy, Inc.

“Change of Control” means the occurrence of any of the following:

(1)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d) of the Exchange Act), other than any Permitted Holder or any entity owned directly or indirectly by the partners of CQP in substantially the same proportion as their ownership interests in CQP prior to such transaction, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the Voting Stock of CQP or the General Partner (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets); or

(2)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CQP and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) of the Exchange Act), other than a Permitted Holder; provided that a Change of Control shall be deemed to exclude transactions where (i) on a pro forma basis, CEI directly or indirectly retains greater than 50% control of the voting power of the Voting Stock of the General Partner, (ii) CEI is the surviving entity as a result of a corporate re-organization and combination of CQP into CEI, (iii) CQP is the surviving entity as a result of a corporate reorganization and combination of CEI into CQP (including any such reorganization the result of which CQP ceases to be a limited partnership) where on a pro forma basis, the equityholders of CEI and CQP (prior to such reorganization or combination) collectively retain greater than 50% control of the voting power of the Voting Stock of (A) the General Partner if CQP is a limited partnership, (B) the managing member if CQP is a member-managed limited liability company or (C) CQP if CQP is a corporation or a manager-managed limited liability company, or (iv) following the conversion of CQP into a corporation, on a pro forma basis, CEI directly or indirectly retains greater than 50% control of the voting power of the Voting Stock of CQP.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of June 23, 2023, among CQP, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time and MUFG Bank, Ltd. as administrative agent, as it may be amended, restated, supplemented or otherwise modified from time to time, or as it may be refinanced, replaced, refunded or renewed with other Indebtedness of CQP or any Subsidiary Guarantor.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of CQP or any Subsidiary Guarantor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Fitch” means Fitch Ratings Inc. or any successor to the rating agency business thereof.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, but excluding the effect of ASC 842.

“General Partner” means Cheniere Energy Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of CQP or as the business entity with the ultimate authority to manage the business and operations of CQP.

“Hedging Obligations” of any Person means the obligations of such Person under (1) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (2) any option, futures or forward contract traded on an exchange and (3) any other derivative agreement or other similar agreement or arrangement.

“Indebtedness” means, with respect to any Person, any obligation created or assumed by such Person for the repayment of borrowed money or any guarantee thereof, if and to the extent such obligation would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Issue Date” means the first date on which notes were issued under the indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to CQP or any Subsidiary Guarantor and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to CQP or any Subsidiary Guarantor.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Short” means, with respect to a Holder or beneficial owner of notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes, plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to CQP or any Subsidiary Guarantor immediately prior to such date of determination.

“Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of CQP and its Subsidiaries (excluding any derivative assets, but including, without limitation, any assets consisting of equity securities or equity interests in any other entity), after deducting therefrom:

(1)

all current liabilities (excluding (a) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, (b) current maturities of long-term debt and (c) any current derivative liabilities); and

(2)

the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets; all as prepared in accordance with GAAP and set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of CQP and its Subsidiaries for CQP’s most recently completed fiscal quarter for which financial statements are available.

“Non-Recourse Indebtedness” means Indebtedness as to which neither CQP nor any of its Subsidiary Guarantors is directly or indirectly liable (as a guarantor or otherwise), other than pledges of the equity of any Person that is not a Subsidiary Guarantor to secure such Non-Recourse Indebtedness of such Person.

“notes” means the notes issued under the indenture on the Issue Date and any additional notes issued under the indenture after the Issue Date in accordance with the terms of the indenture.

“Permitted Holder” means (1) CEI or any of its Subsidiaries and (2) any beneficial owner (as such term is used in Section 13(d) of the Exchange Act) of more than 20% of CQP limited partner interests as of the Issue Date and any of their respective Affiliates.

“Permitted Liens” means at any time:

(1)

any Lien existing on any property prior to the acquisition thereof by CQP or any Subsidiary Guarantor or existing on any property of any Person that becomes a Subsidiary Guarantor after the Issue Date prior to the time such Person becomes a Subsidiary Guarantor; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary Guarantor, as the case may be, (b) such Lien shall not apply to any other property of CQP or any Subsidiary Guarantor and (c) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary Guarantor, as the case may be;

(2)	any Lien on any real or personal tangible property securing Purchase Money Indebtedness incurred by CQP or any Subsidiary Guarantor;

(3)	Liens securing the notes or any Subsidiary Guarantee;

(4)

any Lien securing Indebtedness incurred in connection with extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements), in whole or in part, of Indebtedness secured by Liens referred to in clauses (1), (2) or (3) above; provided, however, that (a) any such extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or assets (including replacements or proceeds thereof) covered by the Lien extended, renewed, refinanced, refunded or replaced and (b) the Indebtedness secured by any such extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien (or, if greater, the committed amount) extended, renewed, refinanced, refunded or replaced and any fees and expenses of CQP or the Subsidiary Guarantors (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

(5)	Liens securing Hedging Obligations and letters of credit entered into in the ordinary course of business;

(6)

Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and Liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction; and

(7)

Liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and Liens which secure a judgment or other court-ordered award or settlement as to which CQP or the applicable Subsidiary has not exhausted its appellate rights.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) owned by CQP or any Subsidiary Guarantor and used primarily for processing, storage or distribution, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Net Tangible Assets, other than any such facility (or portion thereof) that CQP reasonably determines is not material to the business of CQP and its Subsidiaries, taken as a whole.

“Project Finance Subsidiary” means (1) SPL and (2) any special purpose Subsidiary of CQP that (a) CQP designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed for the sole purpose of (x) developing, financing and operating the infrastructure and capital projects of such Subsidiary or (y) owning or financing any such Subsidiary described in clause (x), (b) has no Indebtedness other than Non-Recourse Indebtedness, (c) is a Person with respect to which neither CQP nor any of the Subsidiary Guarantors has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results and (d) has not guaranteed or otherwise directly provided credit support for any Indebtedness of CQP or any of the Subsidiary Guarantors.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person, that is incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property used or useful in the business of such Person and its Subsidiaries and that is incurred concurrently with, or within one year following, such acquisition, construction, installation or improvement.

“Rating Decline” means, with respect to any Change of Control, the occurrence of:

(1)

during the occurrence and continuance of any period in which CQP has two or more ratings equal to or greater than (x) Baa3 by Moody’s, (y) BBB- by S&P and (z) BBB- by Fitch (or, if any of such entities cease to provide such ratings, the equivalent rating from any other “nationally recognized statistical rating organization” registered with the SEC) (such period, an “Investment Grade Period”), a ratings downgrade which results in CQP no longer having two such ratings of at least Baa3 or BBB-, as applicable, or

(2)

during any period which is not an Investment Grade Period, a ratings downgrade of CQP by any two of (x) Moody’s, (y) S&P and (z) Fitch (or, if any of such entities cease to provide such ratings, the equivalent rating from any other “nationally recognized statistical rating organization” registered with the SEC);

provided, however, that in each case such decrease occurs on, or within 90 days after the earliest of, (a) such Change of Control, (b) the date of public notice of the occurrence of such Change of Control or (c) public notice of the intention by CQP to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by any two of Moody’s, S&P or Fitch); provided, further, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will disregarded in determining whether a Rating Decline has occurred for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating do not announce or publicly confirm or inform the Trustee in writing at CQP’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to CQP or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the note.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to CQP or any Subsidiary Guarantor and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to CQP or any Subsidiary Guarantor.

“Subordinated Indebtedness” means Indebtedness of CQP or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each guarantee of the obligations of CQP under the indenture and the notes by a Subsidiary of CQP in accordance with the provisions of the indenture.

“Subsidiary Guarantor” means each Subsidiary of CQP that guarantees the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of the material U.S. federal income tax considerations relevant to the exchange of New Notes for Old Notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal tax consequences described herein. The following discussion does not deal with special classes of holders, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, partnerships or other pass-through entities and the partners therein, controlled foreign corporations, passive foreign investment companies, persons whose functional currency is not the U.S. dollar, tax-exempt organizations, real estate investment trusts, persons subject to the alternative minimum tax and persons holding the notes as part of a “wash sale,” “straddle,” “hedge,” “conversion transaction” or as part of a “synthetic security” or other integrated transaction for tax purposes and persons subject to special tax accounting rules under Section 451(b) of the Code. This discussion applies only to holders that hold their Old Notes as “capital assets” within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address foreign, state or local tax laws or any U.S. taxes other than U.S. federal income taxes (such as estate or gift taxes).

We believe that the exchange of New Notes for Old Notes pursuant to the exchange offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, (1) a holder should not recognize any taxable gain or loss as a result of the exchange of such holder’s notes; (2) the holding period of the New Notes received should include the holding period of the Old Notes exchanged therefor; and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before such exchange.

This discussion is for general information purposes only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult their own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax consequences.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. CQP and the Subsidiary Guarantors have agreed that, for a period of 180 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 11, 2025, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

CQP and the Subsidiary Guarantors will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date CQP and the Subsidiary Guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. CQP and the Subsidiary Guarantors have agreed to pay all reasonable expenses incident to the exchange offer (including the reasonable expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Cheniere Energy Partners, L.P. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CHENIERE ENERGY PARTNERS, L.P.

Offer to exchange up to $1,200,000,000 of

5.750% Senior Notes due 2034

(CUSIP No. 16411Q AS0)

that have been registered under the Securities Act of 1933

for

$1,200,000,000 of 5.750% Senior Notes due 2034

(CUSIP Nos. 16411Q AR2 and U16353 AG6)

that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK

CITY TIME, ON JANUARY 10, 2025, UNLESS WE EXTEND IT

PROSPECTUS

The date of this prospectus is December 11, 2024.